FT 10916

TRUST AGREEMENT

Dated: August 10, 2023

The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 10292 and certain subsequent Series, Effective: September 7, 2022" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Portfolio Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Trust Agreement shall be acceptable and binding, and this Trust Agreement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website) confirmed by electronic mail.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

CBOE VEST ENHANCED LARGE CAP BUFFERED 15 PORTFOLIO, SERIES 6

The following special terms and conditions are hereby agreed to:

A.The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in Schedule A hereto.

B.The aggregate number of Units delivered by the Trustee on the Initial Date of Deposit in exchange for the Securities pursuant to Section 2.03 of the Standard Terms and Conditions of Trust and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

Documentation confirming the ownership of this number of Units for the Trust is being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

C.The Record Date shall be as set forth in the Prospectus under "Distributions." The Trustee shall pay the amounts specified in Part I of Section 3.05 of the Standard Terms and Conditions of Trust which have accrued as of the last Business Day of each calendar month on or shortly after such Business Day, provided, however, that fees and expenses accrued during the initial offering period, as determined in Section 4.01 of the Indenture (such fees to be computed on the largest number of Units outstanding during the period for which the compensation is paid) shall be paid as provided in the following sentence. Fees payable pursuant to Section 4.03 of the Standard Terms and Conditions of Trust shall be paid on, or shortly after, the last Business Day of each calendar month, and fees paid to the Trustee shall be paid on or shortly after the calendar month in which the initial offering period ends, together with any accrual of fees and expenses during such calendar month after the initial offering period ends. Fees accrued during such month after the end of the initial offering period shall be computed on the number of Units outstanding at the opening of business on the Business Day immediately following the date on which the initial offering period ends.

D.The Distribution Date shall be the 25th day of the month in which the related Record Date occurs.

E.The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential Information."

F.First Trust Advisors L.P.'s compensation as referred to in Section 3.16 of the Standard Terms and Conditions of Trust and First Trust Portfolios L.P.’s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust shall be an annual aggregate fee in the amount of $.0080 per Unit. The Trustee shall pay such aggregate amount to First Trust Advisors L.P. which shall be responsible to remit the Depositor’s fee to First Trust Portfolios L.P. First Trust Advisors L.P. shall confirm such remittance and the amount thereof to the Trustee upon request.

G.The Trustee's compensation rate pursuant to Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0096 per Unit. However, in no event shall the Trustee receive compensation in any one year from any Trust of less than $2,000.

H.The Initial Date of Deposit for the Trust is August 10, 2023.

I.There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

J.The minimum number of Units a Unit holder must redeem in order to be eligible for an in-kind distribution of Securities pursuant to Section 5.02 is set forth in the Prospectus. No in-kind distribution requests submitted during the 10 Business Days prior to the Trust’s Mandatory Termination Date will be honored.

K.No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

L.Pershing LLC will act as clearing broker with respect to transactions involving options and other instruments owned by the Trust cleared through the Options Clearing Corporation and in such capacity will maintain custody of such options and instruments.

M.For this Series, the Depositor will deliver the sum of $10,000 to the aforementioned clearing broker which the clearing broker will credit to the account maintained by the clearing broker for the Trust. The Trustee will record such sum, and any income earned thereon, as an asset of the Reserve Account. The sum may be applied by the clearing broker to satisfy the liabilities due the clearing broker in respect of the Trust or its assets. To the extent the sum is so applied, it will be restored by liquidation of Trust assets at the Depositor’s direction. The Trustee shall not treat any part of the sum as asset of the Trust (including, without limitation, for purposes of the calculation of the Trust Fund Evaluation pursuant to Section 5.01), unless and until the sum is applied to Trust liabilities without reimbursement from other Trust assets and in such event the Trustee shall treat only the unreimbursed amount as an asset of the Trust Fund. Upon termination of the Trust the sum, or such part of it which then remains, shall be returned to the Depositor.

N.For this Series, the Depositor will deposit cash with the Trustee in connection with the initial deposit of Securities in the amount specified in the Statement of Net Assets in the Prospectus, and will replicate such cash deposit in connection with any deposit of Additional Securities pursuant to Section 2.01(b)(5). Such cash shall be credited to the Capital Account of the Trust and shall be applied to payment of Trust expenses, including the Trust’s annual operating expenses pursuant to Section 3.05(I) of the Standard Terms and Conditions of Trust. Notwithstanding any contrary provision of Section 3.05(II) of the Standard Terms and Conditions of Trust, such cash shall not be included in the balance of the Capital Account to be distributed to Unit holders.

PART III

A.The definition of “Securities” as set forth in Section 1.01(23) shall be amended to include debt securities of corporations or other entities.

B.The second paragraph of Section 3.05(II)(a) is amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary in this Section 3.05, the Trustee will not be required to make a distribution from the Income Account of a Trust which has elected to qualify as a “regulated Investment company” and does not make distributions of income calculated on the basis of one-twelfth of the annual income of the Trust unless the amount available for distribution from such account shall equal or exceed $1.00 per 100 Units.”

C.The first two sentences of the third paragraph of Section 3.11 shall be replaced with the following:

“Subject to the preceding paragraph, with respect to any Trust that holds shares of a closed-end fund, exchange traded fund or other investment fund (a “Deposited Fund”), the Trustee will provide the Depositor access to the information provided to the Trustee regarding matters on which voting or other action is solicited or required with respect to shares of a Deposited Fund. If the Depositor determines that the voting or response to such matters should not be done in accordance with the first paragraph of this Section and, with respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22) the outcome of voting or response to such matters will not result in such Trust receiving new or exchange securities, as certified to the Trustee by the Depositor upon which the Trustee shall conclusively rely, the Depositor will direct the Trustee in writing as to the manner in which the voting or response should be made not later than ten Business Days prior to due date for the vote or response.”

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,

 Depositor

First Trust Advisors L.P.,

 Portfolio Supervisor

By /s/ Elizabeth H. Bull
 Senior Vice President of:

  First Trust Portfolios L.P. and

  First Trust Advisors L.P.

THE BANK OF NEW YORK MELLON, Trustee

By /s/ Ann S. Hom

Vice President

SCHEDULE A TO TRUST AGREEMENT

Securities Initially Deposited

FT 10916

(Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)